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                                                                    SCHEDULE 1.3

                            CONTAX PARTICIPACOES S/A
                Company Taxpayers' ID (CNPJ) # 04.032.433/0001-80
                    Company Registry ID (NIRE) # 33300275410
                              Publicly-held Company

               MINUTES OF THE EXTRAORDINARY SHAREHOLDERS' MEETING
                             HELD ON MARCH 10, 2006
         Sumarized Drawn-up, according to Article 130 and its paragraphs of the Law 6.404/76.

1) DATE, PLACE AND TIME: held at 5 pm on March 10, in the Contax Participacoes S.A. Headquarters ("Company") located at Rua do Passeio, 48 to 56, (part of), Rio de Janeiro, RJ.

2) CALL NOTICE: First Call Notice was published in "Diario Oficial do Estado do Rio de Janeiro" (Oficial Gazette), part V, editions issued on: 9/2/2006, page 25, 2/10/2006, page 6 and 2/13/2006, page 11, and in "Valor Economico
     - National Edition" newspaper, editions issued on: 2/9/2006, page A14, 2/10/2006, page C8 and 2/13/2006, page B2 and Second Call Notice published, in "Diario Oficial do Estado do Rio de Janeiro" (Oficial Gazette), part V, editions issued on: 3/2/2006, page 15, 3/3/2006, page 13 and 3/6/2006, page
     88, and "Valor Economico - National Edition" newspaper, editions issued on:
     3/2/2006, page B3, 3/3/2006, page B5 and 3/6/2006, page C16.

3) AGENDA: 1. Deliberate on the incorporation of item "c" in article 29 of the Company Bylaws, which enables the establishment of a statutory reserve fund; 2. Deliberate on the amendment of the Company Bylaws in order to reflect the change of the Company's Headquarters address, as approved by the Board of Directors Meeting held on November 30, 2005.

4) ATTENDANCE: Shareholders representing more than 56% of the voting capital stock, according to the signatures included in the Shareholders Attendance Book.

5)   DESK: Chairman: Michel Neves Sarkis, Secretary: Luiz Antonio de Sampaio
     Campos.

6)   DECISIONS: Unanimously approved by all presents the following agenda:

     i) Incorporation of item "c" in Article 29 of the Company's bylaws, allowing the establishment of a statutory reserve fund; thus, Article 29 of the Company's bylaws now has the following wording "Article 29 - Any eventual accumulated loss and provision for income tax will be deducted from the fiscal year's result before any interest. Paragraph One - The statutory interest of managers will be calculated based on the remaining profit calculated according to the main section of this article, up to the maximum legal limit. Paragraph Two - After the deduction described in the preceding paragraph, the fiscal year's net income will be allocated as follows: a) 5% to the legal reserve, until it reaches 20% of the paid capital stock. The establishment of the legal reserve may be waived in the fiscal year in which its balance, added to capital reserves, exceeds 30% of the capital stock; b) of the fiscal year's net income

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          balance, obtained after the deduction described in the preceding paragraph and adjusted according to Article 202 of Law #6404/76, 25% will be allocated to the payment of compulsory dividends to its shareholders, pursuant to the provisions of Paragraph Three of Article 05; and c) the remaining balance, after the accounting of profit in the unrealized earnings reserve, will be transferred to the Investment Reserve, aimed at ensuring investments of the Company's interest, in addition to strengthening its working capital. This reserve may not exceed, along with the other earnings reserves, the Capital Stock value"; and

     ii) Amendment of the Company Bylaws in order to reflect the change of the Company's Headquarters address, as approved by the Board of Directors Meeting held on November 30, 2005, as follows: "Article 2 - The Company's headquarters and jurisdiction are located at Rua do Passeio, 48 a 56, Parte, Cinelandia, in the City and State of Rio de Janeiro and may, upon the deliberation of the Board of Directors, irrespective of the authorization of the General Meeting, establish, maintain and close branches, offices, warehouses or representative agencies in any part of Brazil or abroad."

7) CLOSURE: Nothing more to be dealt with, the meeting was concluded, and these present Minutes were summarized, drawn up, read, approved, and signed by all shareholders attending the meeting, whose authorized its disclosure without their respective signatures according to article 130, paragraph 2 of Law 6.404/76.

                         Rio de Janeiro, March 10, 2006.

                         Luiz Antonio de Sampaio Campos
                                    Secretary


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